Exhibit 99

Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Declares Quarterly Dividend and Announces First Quarter Net Income of $4.0 Million

LOWELL, MA, April 27, 2020 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, declared a quarterly dividend of $0.175 per share to be paid on June 1, 2020 to shareholders of record as of May 11, 2020. The dividend rate for the second quarter of 2020 is an increase of $0.015 per share over the dividend rate of $0.16 for the same period in 2019.

The Company also announced net income for the three months ended March 31, 2020 of $4.0 million, or $0.34 per diluted share, compared to $8.7 million, or $0.74 per diluted share, for the three months ended March 31, 2019.

Chief Executive Officer Jack Clancy commented, “Our primary focus throughout the COVID-19 pandemic has been, and continues to be, the safety and wellness of our employees and customers. I am so proud of every one of our 550 team members’ efforts, teamwork, and execution during this challenging time. We quickly adapted to an operating environment that was essentially turned upside down and I have never seen anything like the togetherness, trust, and spirit of teamwork displayed by our team. Our team has truly operated from a sense of purpose to serve each other, our customers and our communities.”

Mr. Clancy continued, “The underlying operations of Enterprise performed well in the first quarter, including loan and customer deposit growth, which over the past twelve months have increased by 13% and 7%, respectively. The decrease in net income for the quarter ended March 31, 2020 compared to the prior year quarter was primarily due to an increase in the provision for loan losses compared to a loan loss provision credit for the first quarter of 2019. In the first quarter of 2020 the provision increased from strong loan growth, impaired loan reserves, and from reserves related to COVID-19 economic weakness. The increased provision brings our allowance for loan losses from 1.31% at December 31, 2019 to 1.48% at March 31, 2020.”

Founder and Chairman of the Board George Duncan commented, “As Jack noted, our present priorities are the safety and wellness of our team members and customers and on managing through the pandemic and its economic impact. We have always provided community leadership and doing so is of utmost importance in such uncertain times. We are doing this in many ways, notably as a strong participant in the government’s Paycheck Protection Program as further discussed in this earnings release.”

Mr. Duncan added, “Looking beyond the crisis, our focus is also on investing in our future, serving our customers, building relationships, continuing to expand geographically, and further developing our services and products. Regarding branches, we are pleased to announce the opening of our Lexington branch in March and expect to open our North Andover branch as planned in the second half of the year.”

COVID-19

In January, we activated our pandemic response team to the COVID-19 crisis and have used established business continuity protocols since then to provide uninterrupted service to our customers and communities. We have modified our plans as circumstances have evolved and we will continue to monitor the impact on many fronts as outlined below.

Safeguarding our Team Members and Customers
We are following the guidance of both the Centers for Disease Control and Prevention and the World Health Organization, as well as state and local government mandates. Thanks to initiatives completed in recent years, our technology infrastructure and digital platform capabilities allow most non-branch team members to work remotely. Our branches are operating almost exclusively through drive-up windows. We have adopted a two-team schedule for each branch, whereby branch team members work on-site for three days and remotely for three days. This system reduces the number of team members working together in physical proximity and better ensures business continuity should a team member contract the coronavirus. All team members are limited to working in one location and may not alter their on-site work schedule once established. Our lending and wealth management teams remain fully operational even while working principally remotely.

Servicing our Valued Customers & Communities
For updated information on business and operating changes impacting customers, please visit our website at www.Enterprisebanking.com.

During the COVID-19 pandemic we are providing customers with greater access to their funds by eliminating penalties for early withdrawal from certificates of deposit and eliminating ATM surcharge fees for our retail customers assessed on ATM withdrawals at non-Enterprise Bank ATMs. Additionally, we have waived the business mobile deposit fee and provided payment forbearance for borrowers requiring assistance.

We have fully participated in the Paycheck Protection Program (“PPP”) instituted by the Small Business Administration and created by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). As a community commercial bank, we immediately recognized the value of this program for our non-profit and business customers and quickly organized to ensure we submitted applications on the first day the program opened. Our lending team has worked countless hours processing PPP loan applications and we mobilized team members from several non-lending departments to support the volume of PPP loan applications being processed. As of April 24, 2020, Enterprise had closed for the first round of SBA funding 1,279 loans representing $398 million of PPP assistance. We are fully participating in the second round of funding that was approved last week, and for which the SBA began accepting applications earlier today.

We are providing philanthropic support to community-based organizations that are serving communities and individuals in each of our service regions, who are immediately and disproportionately impacted by the COVID-19 pandemic.

Credit Quality
The long-term impact of the pandemic on the credit quality of our loan portfolio cannot be reasonably estimated at this time. It will likely be influenced by a variety of factors including the depth and duration of the economic contraction and the extent of financial support and fiscal stimulus by the U.S. government. We will continue to closely monitor the effect on credit quality across all industry sectors in our diversified loan portfolio as the results unfold in future quarters. Our provision for loan losses for the quarter ended March 31, 2020 included an allocation of $3.3 million related to economic weakness and credit quality concerns caused by the COVID-19 pandemic. The current quarter’s provision is discussed further below under the heading Results of Operations.

Financial Strength & Stability
The Bank is designated as “well capitalized” by the Federal Deposit Insurance Corporation and has collateralized lines of credit at both the Federal Home Loan Bank and the Federal Reserve Bank. We also have access to the PPP Liquidity Facility established by the Federal Reserve Bank and intend to utilize it to maintain maximum operating liquidity. The $398 million in PPP originated loans are fully guaranteed by the SBA and have no impact on our risk-based capital ratios. PPP loans pledged as collateral for the PPP Liquidity Facility are excluded from the average assets used in the leverage ratio calculation.

Accounting Implications
The CARES Act allows certain financial institutions the option to postpone the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”) during the period beginning on March 27, 2020 until the earlier of (1) the date on which the national emergency concerning the COVID-19 pandemic declared by President Trump on March 13, 2020 under the National Emergencies Act terminates; or (2) December 31, 2020. The Company has elected to delay the adoption of CECL, which requires, among other things, reasonable and supportable economic forecasting and its impact on the credit quality of the loan portfolio.

The CARES Act also provides that a financial institution may elect to suspend troubled debt restructuring (“TDR”) accounting under generally accepted accounting principles in certain circumstances, during the period beginning March 1, 2020 and ending on the earlier of December 31, 2020, or the date that is 60 days after the date on which the national emergency concerning the COVID-19 outbreak declared by the President terminates. The Company is suspending TDR accounting, which primarily impacts financial statement disclosure, for loans that have had a modification in loan terms since March 1, 2020 as long as those loans were current and risk rated as “pass” prior to the onset of the COVID-19 pandemic.

Results of Operations

Net interest income for the three months ended March 31, 2020 amounted to $29.9 million, an increase of $1.8 million, or 6%, compared to the three months ended March 31, 2019. The increase in net interest income was due largely to interest-earning asset growth, primarily in loans, partially offset by a decline in tax equivalent net interest margin ("margin"). Average loan balances increased $224.9 million, or 9%, for the three months ended March 31, 2020, compared to the same 2019 period average.

Margin was 3.89% for the three months ended March 31, 2020, compared to 3.98% for the three months ended March 31, 2019. The decline in margin reflects the significant decline in interest rates since the comparable period, including a decrease in the Prime Rate of 225 basis points, resulting in interest earning asset yields declining faster than the cost of funding.

For the quarter ended March 31, 2020, the provision for loan losses amounted to $6.1 million, compared to a credit of $400 thousand for the quarter ended March 31, 2019, resulting in allowance for loan loss to total loan ratios of 1.48% at March 31, 2020, compared to 1.31% at December 31, 2019 and 1.41% at March 31, 2019. The provision for the quarter ended March 31, 2020 consisted primarily of $3.3 million related to COVID-19’s impact on the economy and credit quality, $1.5 million related to impaired loans, and $1.5 million related to loan growth of $118.5 million, among other factors.

Non-interest income for the three months ended March 31, 2020 amounted to $4.2 million, an increase of $362 thousand, or 9%, compared to the three months ended March 31, 2019, due primarily to increases in wealth management fees, deposit and interchange fees and net gains on both sales of loans and securities. Other miscellaneous income decreased mainly due to decreases in equity investment fair values, partially offset by derivative fee income for the three months ended March 31, 2020. Non-interest expense for the three months ended March 31, 2020, amounted to $22.7 million, an increase of $1.8 million, or 9%, compared to the three months ended March 31, 2019, primarily related to the Company's strategic growth initiatives, particularly salaries and employee benefits, and to a lesser extent technology and telecommunications expenses.
Key Financial Highlights

▪	Total assets amounted to $3.37 billion at March 31, 2020, compared to $3.24 billion at December 31, 2019, an increase of $132.1 million, or 4%.

▪	Total loans amounted to $2.68 billion at March 31, 2020, compared to $2.57 billion at December 31, 2019, an increase of $118.5 million, or 5%.

▪	Customer deposits were $2.91 billion at March 31, 2020, compared to $2.79 billion at December 31, 2019, an increase of $126.1 million, or 5%.

▪
Investment assets under management amounted to $793.2 million at March 31, 2020, compared to $916.6 million at December 31, 2019, a decrease of $123.4 million, or 13%. The decrease primarily resulted from a decline in market values.

▪	Total assets under management increased slightly and amounted to $4.26 billion at March 31, 2020, compared to $4.25 billion at December 31, 2019.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 122 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, wealth services and trust services. The Company's headquarters and Enterprise Bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 25 full-service branches located in the Massachusetts communities of Lowell (2), Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Methuen, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is also in the process of establishing a branch office in North Andover, MA and anticipates that this location will open as planned in the second half of 2020.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. For more information about these factors, please see our reports filed with or furnished to the SEC, including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019
Assets
Cash and cash equivalents:
Cash and due from banks	$32,833	$39,927	$35,715
Interest-earning deposits	42,024	23,867	99,547
Total cash and cash equivalents	74,857	63,794	135,262
Investments:
Debt securities at fair value	505,671	504,788	458,765
Equity securities at fair value	588	467	2,049
Total investment securities at fair value	506,259	505,255	460,814
Federal Home Loan Bank stock	5,624	4,484	1,491
Loans held for sale	476	601	332
Loans, less allowance for loan losses of $39,764 at March 31, 2020, $33,614 at December 31, 2019 and $33,729 at March 31, 2019	2,644,163	2,531,845	2,350,908
Premises and equipment, net	46,734	45,419	38,446
Lease right-of-use asset	18,893	19,048	18,851
Accrued interest receivable	12,977	12,295	12,619
Deferred income taxes, net	9,045	8,732	10,632
Bank-owned life insurance	30,929	30,776	30,300
Prepaid income taxes	1,005	572	—
Prepaid expenses and other assets	10,535	6,572	8,470
Goodwill	5,656	5,656	5,656
Total assets	$3,367,153	$3,235,049	$3,073,781
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Customer deposits	$2,912,850	$2,786,730	$2,725,667
Brokered deposits	—	—	30,499
Total deposits	2,912,850	2,786,730	2,756,166
Borrowed funds	84,169	96,173	488
Subordinated debt	14,876	14,872	14,863
Lease liability	17,968	18,104	17,871
Accrued expenses and other liabilities	31,756	21,683	16,431
Income taxes payable	—	—	809
Accrued interest payable	897	846	1,092
Total liabilities	3,062,516	2,938,408	2,807,720
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,897,322 shares issued and outstanding at March 31, 2020, 11,825,331 shares issued and outstanding at December 31, 2019 and 11,798,114 shares issued and outstanding at March 31, 2019	119	118	118
Additional paid-in capital	94,920	94,170	92,089
Retained earnings	193,791	191,843	172,004
Accumulated other comprehensive income	15,807	10,510	1,850
Total stockholders' equity	304,637	296,641	266,061
Total liabilities and stockholders' equity	$3,367,153	$3,235,049	$3,073,781

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31,
(Dollars in thousands, except per share data)	2020	2019
Interest and dividend income:
Loans and loans held for sale	$31,298	$29,616
Investment securities	3,484	3,222
Other interest-earning assets	165	459
Total interest and dividend income	34,947	33,297
Interest expense:
Deposits	4,405	4,706
Borrowed funds	415	279
Subordinated debt	231	228
Total interest expense	5,051	5,213
Net interest income	29,896	28,084
Provision for loan losses	6,147	(400)
Net interest income after provision for loan losses	23,749	28,484
Non-interest income:
Wealth management fees	1,440	1,299
Deposit and interchange fees	1,691	1,564
Income on bank-owned life insurance, net	153	162
Net gains (losses) on sales of debt securities	100	(1)
Net gains on sales of loans	147	36
Other income	667	776
Total non-interest income	4,198	3,836
Non-interest expense:
Salaries and employee benefits	14,819	13,481
Occupancy and equipment expenses	2,176	2,212
Technology and telecommunications expenses	2,188	1,726
Advertising and public relations expenses	645	705
Audit, legal and other professional fees	605	423
Deposit insurance premiums	404	351
Supplies and postage expenses	247	224
Other operating expenses	1,595	1,728
Total non-interest expense	22,679	20,850
Income before income taxes	5,268	11,470
Provision for income taxes	1,251	2,774
Net income	$4,017	$8,696

Basic earnings per share	$0.34	$0.74
Diluted earnings per share	$0.34	$0.74

Basic weighted average common shares outstanding	11,841,392	11,730,482
Diluted weighted average common shares outstanding	11,877,031	11,783,405

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended	At or for the year ended	At or for the three months ended
(Dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019

BALANCE SHEET AND OTHER DATA
Total assets	$3,367,153	$3,235,049	$3,073,781
Loans serviced for others	97,195	95,905	90,200
Investment assets under management	793,185	916,623	848,412
Total assets under management	$4,257,533	$4,247,577	$4,012,393

Book value per share	$25.61	$25.09	$22.55
Dividends paid per common share	$0.175	$0.640	$0.160
Total capital to risk weighted assets	11.61%	11.88%	11.89%
Tier 1 capital to risk weighted assets	9.84%	10.13%	10.06%
Tier 1 capital to average assets	8.69%	8.86%	8.57%
Common equity tier 1 capital to risk weighted assets	9.84%	10.13%	10.06%
Allowance for loan losses to total loans	1.48%	1.31%	1.41%
Non-performing assets	$15,801	$14,771	$11,304
Non-performing assets to total assets	0.47%	0.46%	0.37%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.49%	1.10%	1.17%
Return on average stockholders' equity	5.34%	12.31%	13.59%
Net interest margin (tax equivalent)(1)	3.89%	3.95%	3.98%

(1) Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest earning assets.